Exhibit 10.35

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of September 15, 2015 (the “Agreement”), between WOWIO, Inc. (the “Company”) and Robert H. Estareja (the “Executive”),

WHEREAS effective as to the execution date hereof, this Agreement shall supersede and replace any prior employment arrangement and/or agreement (the “Prior Employment Relationship”) that the Executive has or had with the Company but will not affect the balance of any accrued but unpaid salary. The Executive has been employed with the Company as a consultant since June, 2014;

WHEREAS, for the purpose of this Agreement, the term “Company” includes all subsidiaries, affiliates, dbas, successors and assigns of WOWIO, Inc. and,

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.          Employment.

The Company shall employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the execution date and ending as provided in Section 4 (the “Employment Period”).

Section 2.          Position and Duties.

(a)        During the Employment Period, the Executive shall serve as the Chief Executive Officer and as a Member of the Board of Directors of the Company and may also serve as such for each of its subsidiaries unless otherwise set forth in corporate documents, employment agreements with other employees or public filings and shall have the usual and customary duties, responsibilities, and authority of a Chief Executive Officer and Board Member to the power of the Board of Directors of the Company (the “Board”) (i) to reasonably expand or limit such duties, responsibilities and authority and (ii) to override the actions of the Executive. The Executive shall, if so requested by the Company, also serve with or without additional compensation, as an officer, director or manager of entities from time to time directly or indirectly owned or controlled by the Company (each an “Affiliate,” or collectively, the “Affiliates”).

(b)       The Executive shall report to the Board and shall devote his best efforts and substantially all of his active business time and attention (expect for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent and professional manner.

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(c)      The foregoing restrictions shall not limit or prohibit the Executive from engaging in passive investment in active business ventures and community, charitable and social activities not interfering with the Executive’s performance and obligations hereunder.

Section 3.         Base Salary and Benefits.

(a)      During the Employment Period, the Executive’s base salary shall be Three Hundred Thousand Dollars ($300,000.00) per annum (the “Base Salary”), such Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes. The Base Salary shall be reviewed by the Board on an annual basis in order to implement any cost of living adjustments that it deems appropriate. In addition, during the Employment Period, the Executive shall be entitled to participate in all employee benefit programs from time to time for which senior executive employees of the Company and its Affiliates are generally eligible. The Executive shall be eligible to participate in all insurance plans available generally from time to time to executives of the Company, their families and its Affiliates.

(b)      Company Performance Bonus. Each year during the Employment Period, in addition to the Base Salary, the Executive shall be eligible to earn a Company Performance Bonus (an “Annual Bonus”) equal to Twenty-Five Percent (25%) of the Executive’s Base Salary at the end of each calendar year. The Annual Bonus will only be payable if the aggregate amount of the Annual Bonuses to be paid to all executives does not exceed Twenty-Five Percent (25%) of the Company’s net profits for such calendar year. The Executive shall only be eligible to receive an Annual Bonus if he remains continuously employed by the Company through December 31 of the year in which the Annual Bonus was earned. Any Annual Bonus payable pursuant to this Section 3(b) shall be paid to the Executive in a single cash payment. The Company will make the Annual Bonus payment by March 15th of the year following the year in which the bonus was earned, unless otherwise agreed to by the Company and the Executive.

(c)      During the Employment Period, the Company shall provide the Executive with an automobile allowance of up to Eight Hundred Dollars ($800.00) per month.

(d)      During the Employment Period, the Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s and its Affiliates’ policies as such policies may be established and amended from time to time with respect to travel, entertainment and other business expenses, subject in all instances to the Company’s requirements with respect to reporting and documentation of such expenses.

(e)      During the Employment Period, the Executive shall be entitled to Three (3) weeks paid vacation during each 12-month period worked commencing on the Closing Date. Vacation days that remain unused at the end of a calendar year may not be carried over into the next calendar year. Executive will not schedule or take vacation during the Two (2) week period surrounding the date in which a Securities and Exchange Commission (“SEC”) periodic filing is due.

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Section 4.        Term.

(a)      The Employment Period shall commence on the execution date and shall end on the Second (2nd) anniversary of such date. The Agreement shall automatically renew for subsequent Two (2) year periods; provided, however, that (i) the Employment Period shall terminate prior to such date upon the Executive’s resignation, death or Disability (as defined in the following sentence), at any time prior to such date, and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause. For purposes of this Agreement “Disability” shall mean “disability” or “permanent disability” as set forth in the long-term disability plan of the Company, or if no such plan is in effect, it shall mean any long-term disability or incapacity which (x) render the Executive unable to substantially perform his duties hereunder for One Hundred Twenty (120) days during any 12-month period or (y) is predicted to render the Executive unable to substantially perform his duties for One Hundred Twenty (120) days during any 12-month period based, in the case of this clause (y) only, upon the opinion of a physician mutually agreed upon by the Company and the Executive, in each case as determined by the Board (excluding the Executive if he should be a member of the Board at the time of such determination) in its good faith judgment; provided, however, that no action shall be taken hereunder that precludes Executive from making a claim under any separate long-term disability policy maintained by the Company. The last day on which Executive is employed by the Company, whether separation is voluntary or involuntary and is with or without Cause or by reason of Executive’s resignation is referred to as the “Termination Date.”

(b)      If the Employment Period is terminated by the Company without Cause, then the Executive shall be entitled to receive his Base Salary for the period beginning on the Termination Date and ending on the Six (6) month anniversary of the Termination Date, unless the Executive has breached the provisions of this Agreement in which case the provisions of Sections 9 and 11 apply. Such payments of the Base Salary as severance shall be made periodically in the same amount and at the same intervals as if the Employment Period had not ended and the Base Salary otherwise continued to be paid; provided, however, that no payments shall be made to the Executive under this Section 4(b) prior to Six (6) months after the Termination Date if such payment would result in adverse tax consequences to the Executive under Section 409 A of the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time (the “Code”).

(c)      If the Employment Period is terminated by the Company for Cause, or by reason of the Executive’s resignation, death or Disability, the Executive shall be entitled to receive his Base Salary and any unpaid bonuses which he had earned in the previous year, only to the extent such amount has accrued through the Termination Date.

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(d)          Except as otherwise required by law, COBRA, or as specifically provided herein, all of the Executive’s rights to salary, severance, fringe benefits and bonuses hereunder (if any) accruing after the Termination Date shall cease upon the Termination Date. If the Executive is terminated by the Company without Cause, the sole compensation of the Executive and/or his successors, assigns, heirs, representatives and estate shall be to receive the severance payments described in Section 4(b). If the Executive is terminated by the Company for Cause, or if the Employment Period is terminated by reason of the Executive’s resignation, death or Disability, the sole remedy of the Executive and/or his successors, assigns, heirs, representatives and estate shall be to receive the payment (if any) described in Section 4c.

(e)          For purpose of this Agreement, “Cause” means:

a.           The failure by the Executive to perform such duties as are reasonably requested by the Board (including email or other instructions);

b.           The Executive’s disregard of his duties or failure to act, where such action would be in the ordinary course of the Executive’s duties;

c.           The failure by the Executive to observe Company policies and/or policies of an Affiliate which are generally applicable to executives of the Company and/or its Affiliates;

d.           Willful misconduct by the Executive in the performance of his duties;

e.           A conviction of or a plea of guilty or nolo contendere by the Executive to a misdemeanor involving fraud, embezzlement, theft, other financial dishonesty or moral turpitude or to a felony that in the reasonable good faith determination of the Board, would have a material adverse effect on the business, operations or financial condition of the Company or any of its Affiliates;

f.            (A) the material breach by the Executive of this Agreement (other than any breach by the Executive of the provisions of Section 5, Section 6 or Section 7 hereof, (B) any breach of the provisions of Section 5, Section 6 or Section 7 hereof or (C) any other agreement or contract with the Company, or any of its Affiliates.

g.           Chronic absenteeism for purposes hereof, “chronic absenteeism” shall be deemed to have occurred if Executive has at least ten (10) absences unrelated to Disability or illness in any ten (10) week period; or

h.           The Board’s reasonable determination that the Executive has engaged in a pattern of commissions of violations of state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination); or

i.            The Executive becomes the subject of any investigative proceedings by the SEC or any other governmental or regulatory authority and/or is subject to any bars, bans or restrictions from participating in a public company, trading or in any manner conducting business in any way relating to the business of the Company or its Affiliates.

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The Company shall not be entitled to terminate for Cause unless the Company provides written notice stating in reasonable detail the basis for termination and a 30-day opportunity to cure to the Executive (unless: (w) the Company in good faith reasonably determines that providing such opportunity to cure to the Executive is reasonably likely to have a material adverse effect on its business, financial condition, results of operations, prospects or assets, (x) the facts and circumstances underlying such termination are not able to be cured or (y) the Company has previously delivered a notice under the same clause of this Section 4(e); in any case, the Company may terminate without providing an opportunity to cure upon a majority vote of the Board of Directors).

Section 5.                        Nondisclosure and Nonuse of Confidential Information.

(a)        The Executive shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided further, that the Executive shall give the Company notice of such disclosure and cooperate with the Company in seeking suitable protection. The Executive shall take all reasonably appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company on the Termination Date, or at any time that the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other document and data (and copies thereof regardless of the form thereof (including electronic and optical copies) relating to the Confidential Information or the Work Product (as defined below) of the Business of the Company or any of its Affiliates which the Executive may then possess or have under his control.

(b)        As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or any Affiliate in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the Closing Date) concerning (i) the business or affair of the Company (or such predecessor), (ii) fees, costs and pricing structures (iii) designs, (iv) analyses, (v) drawings, photographs and reports, (vi) computer software, including operating systems, applications and program Ii tings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and process es, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers, clients and suppliers and customer, client and supplier lists, (xii) other copyrightable works, (xiii) all production methods, processes , technology and trade secrets, (xiv) business strategies, acquisition plans and candidates financial or other performance data and personnel lists and data, and (xv) all similar and related information in whatever form. Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

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Section 6.          Inventions and Patents.

The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’ or any of its Affiliates’ actual or anticipated business , research and development or existing or future products or services and work are conceived, developed or made by the Executive (whether or not during usual business hours or on the premises of the Company or any Affiliate and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as the “Work Product”), belong in all instances to the Company or such Affiliate. The Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. If the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his or her agent and attorney-in-fact to execute any such papers on his or her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Work Product, under the conditions described in this sentence.

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Section 7.           Non-Solicitation.

(a)         The Executive acknowledges that, in the course of employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’ and its Affiliates’ and their predecessors’ trade secrets and with other confidential information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, in order to protect the Company’s interest in both its Confidential Information, and the near permanent relationship that it has providing professional services to its customers, the Executive agrees that during the Employment Period and for One (1) year thereafter (the “Non-Solicit Period”, subject to automatic extension during the period of a violation of this Section 7), he shall not directly or indirectly through another person or entity:

(i)          induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand and any employee thereof, on the other hand.

(ii)         solicit for hire or hire any person who was an employee of the Company or any Affiliate until Six (6) months after such individual’s employment relationship with the Company or any Affiliate has been terminated, provided that the Executive may hire any such person (so long as such person is not a manager or executive officer of the Company or any Affiliate) who respond to a general advertisement offering employment.

(iii)       solicit, induce or attempt to solicit or induce any of the current or former customers of the Company and/or any Affiliate that were a customer at any time during the period starting Six (6) months before the Employment Period and ending Six (6) months after termination of this Agreement or (each, a “Customer,” and collectively, the “Customers”) to cease or reduce doing business with the Company or such Affiliate or in any way interfere or attempt to interfere with the relationship between any such Customer, on the one hand, and the Company or any such Affiliate, on the other hand; or

(b)       The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and it Affiliate, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive further understands that the provisions of Sections 5 through 7 are reasonable and necessary to preserve the legitimate business interests of the Company and Affiliates.

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(c)        The Executive shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

(d)        The Executive agrees that the restrictions are reasonable and necessary, are valid and enforceable under New York law, and do not impose a greater restraint than necessary to protect the Company’s legitimate business interests. If, at the time of enforcement of Sections 5 through 7, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Executive and the Company agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Company to the greatest extent possible under applicable law.

Section 8.          Insurance.

The Company, for their own benefit or for the benefit of their financing sources, may maintain “keyman” life, officer and director, and disability insurance policies covering the Executive. The Executive shall cooperate with the Company and/or Holding and provide such information or other assistance as the Company and/or Holding reasonably may request in connection with obtaining and maintaining such policies.

Section 9.          Severance Payments.

In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company , if the Executive violates any provision of the foregoing Section 5, Section 6 or Section 7, any severance payments then or thereafter due from the Company to the Executive pursuant to Section 4 shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such severance payments shall terminate and be of no further force or effect, if and when determined by a court of competent jurisdiction, in each case without limiting or affecting the Executive’s obligations (or terminating the Non-Solicit Period) under such Section 5, Section 6 and Section 7, or the Company’s other rights and remedies available at law or equity.

Section 10.         Representations and Warranties of the Executive.

The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and shall not conflict with breach violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (b) the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive further represents and warrants that he has not disclosed revealed or transferred to any third party any of the Confidential Information that he may have obtained during the Prior Employment Relationship and that he bas safeguarded and maintained the secrecy of the Confidentiality Information to which he has had access or of which he has knowledge. In addition, the Executive represents and warrants that he had no ownership in nor any right to nor title in any of the Confidential Information and the Work Product.

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Section 11.         Notices.

All notice, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, facsimile to the intended recipient at the telecopy number set forth therefore below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or one (1) business day after deposit with a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to the Company, to:
WOWIO Inc.

9107 Wilshire Blvd, Suite 450
Beverly Hills, CA 90210

(310) 272-7988

with a copy to:

Legal Representative: Arden E. Anderson, Esq.
Austin Legal Group, APC

3990 Old Town Ave, Suite A-112

San Diego, CA 92110

Office Phone: (619) 924-9600

Office Fax: (619) 881-0045

Email: arden@austinlegalgroup.com

If to the Executive, to the address set forth on the signature page hereto.

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall deemed to have been delivered and received (a) when delivered, if personally delivered, sent by facsimile or sent by overnight courier, and (b) on the Fifth (5th) business day following the date posted, if sent by mail. Instructions or notices of the type described in Section 4(e) may be sent by email to the Executive.

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Section 12.       General Provisions.

(a)        Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid prohibited or unenforceable for any reason, such provision as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)        Complete Agreement. This Agreement constitutes the entire agreement among the parties and supersedes any prior correspondence or document evidencing negotiations between the parties, whether written or oral, and any and all understandings, agreements or representations by or among the parties, whether written or oral, that may have related in any way to the subject matter of this Agreement.

(c)        Construction. The Executive and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Executive and the Company and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word including shall mean “including without limitation.”

(d)        Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company in its sole discretion. The Company may (i) assign any or all of its respective rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its respective obligations hereunder (in any or all of which cases the Company nonetheless shall remain responsible for the performance of all of their obligations hereunder), (iii) collaterally assign any or all of its respective rights and interests hereunder to one or more lenders of the Company or its Affiliates, (iv) assign its respective rights hereunder in connection with the sale of all or substantially all of its business or assets (whether by merger, sale of stock or assets, recapitalization or otherwise) and (v) merge any of the Affiliates with or into the Company (or vice versa). The rights of the Company hereunder are enforceable by its Affiliates, who are the intended third party beneficiaries hereof.

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(e)        Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

(f)        Jurisdiction and Venue.

(i)          The Company and the Executive hereby irrevocably and unconditionally submit, for themselves and their property, to the non-exclusive jurisdiction of any New York State court located in New York County or federal court of the United States of America sitting in the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and the Company and the Executive hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Company and the Executive irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Company and the Executive agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii)         The Company and the Executive irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court or federal court of the United States of America sitting in the State of New York and any appellate court from any thereof.

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(iii)        Notwithstanding clauses (i)-(ii), the parties intend to and hereby confer jurisdiction to enforce the covenants contained in Section 6 upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold such covenants wholly or partially invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose severable into diverse and independent covenants.

(iv)       The parties further agree that the mailing by certified or registered mail, return receipt requested to both (x) the other party and (y) counsel for the other party (or such substitute counsel as such party may have given written notice of prior to the date of such mailing), of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law. Notwithstanding the foregoing, if and to the extent that a court holds such means to be unenforceable, each of the parties’ respective counsel (as referred to above) shall be deemed to have been designated agent for service of process on behalf of its respective client, and any service upon such respective counsel effected in a manner which is permitted by New York law hall constitute valid and lawful service of process against the applicable party.

(g)         Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, the Executive and Holding, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h)         Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)          Counterpart. This Agreement may be executed in Two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

THE COMPANY:

WOWIO, Inc.

By:	/s/ Brian Altounian

Name:	Brian Altounian

Title:	Board Chairman

THE EXECUTIVE: Robert H. Estareja

By:	/s/ Robert H. Estareja

Address:

Telephone:

Email:

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